Exhibit 24.1

KENTUCKY POWER COMPANY

POWER OF ATTORNEY

Each of the undersigned directors or officers of KENTUCKY POWER COMPANY, a Kentucky corporation, which is to file with the Securities and Exchange Commission, Washington, D.C. 20549, under the provisions of the Securities Act of 1933, as amended (the “Act”), one or more Registration Statements for the registration thereunder of up to $500,000,000 aggregate principal amount of securitized bonds to be issued by the Company, or one or more post-effective Registration Statements, does hereby appoint WILLIAM J. FEHRMAN, CHARLES E. ZEBULA, MATTHEW D. FRANSEN AND NOAH K. HOLLIS, his true and lawful attorneys, and each of them his true and lawful attorney, with power to act without the others, and with full power of substitution or resubstitution, to execute for him and in his name said Registration Statement(s) and any and all amendments thereto, whether said amendments add to, delete from or otherwise alter the Registration Statement(s) or the related Prospectus(es) included therein, or add or withdraw any exhibits or schedules to be filed therewith and any and all instruments necessary or incidental in connection therewith, hereby granting unto said attorneys and each of them full power and authority to do and perform in the name and on behalf of each of the undersigned, and in any and all capacities, every act and thing whatsoever required or necessary to be done in and about the premises, as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the acts of said attorneys and each of them.

IN WITNESS WHEREOF the undersigned have hereunto set their hands and seals this 16th day of December, 2024.

/s/ William J. Fehrman	/s/ Cynthia G. Wiseman
William J. Fehrman	Cynthia G. Wiseman

/s/ David M. Feinberg	/s/ Charles E. Zebula
David M. Feinberg	Charles E. Zebula